EXHIBIT 5.1

Sichenzia Ross Friedman Ference LLP
1065 AVENUE OF THE AMERICAS  NEW YORK NY 10018
TEL   212 930 9700   FAX 212 930 9725   WEB   WWW. SRFF.COM

                                                            April 14, 2006
VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, CC 20549

Re:	Answers Corporation

Ladies and Gentlemen:

We are acting as counsel to Answers Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 439,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 439,000 shares of Common Stock issued as part of the consideration in connection with the Company’s acquisition of Brainboost Technology, LLC (the “Brainboost Shares”) and (ii) 26,422 shares of Common Stock issuable upon the exercise of outstanding warrants issued by the Company in February 2005 to a certain holder of bridge warrants issued by the Company in January and February 2004 (the “Reload Warrants”).

Pursuant to Rule 429 under the Securities Act, the prospectus contained in the Registration Statement is a combined prospectus which includes (i) the 26,422 Reload Warrants and 439,000 Brainboost Shares covered by the Registration Statement and (ii) 1,417,852 shares of Common Stock being carried forward from the Company’s Registration Statement on Form SB-2 Registration No. 333-123906 which includes 405,414 shares of Common Stock which were previously registered in Registration Statement No. 333-115424 (collectively, the “Prior Registration Statements”). The 1,417,852 shares of Common Stock consist of (i) 7,800 shares of Common Stock issued to a consultant of the Company on December 13, 2004 (the “Consultant’s Shares”), (ii) 2,173 shares of Common Stock issuable upon the exercise of outstanding options granted to a consultant of the Company in April 1999 (the “Consultant’s Options”), (iii) 1,002,465 shares of Common Stock issuable upon the exercise of Reload Warrants, (iv) 279,311 shares of Common Stock presently outstanding (the “Bridge Financing Shares”) and (v) 126,103 shares of Common Stock issuable upon the exercise of outstanding warrants issued by the Company in connection with a bridge financing transaction in January and February 2004 (the “Bridge Warrants”).

The Reload Warrants, the Consultant’s Warrants and the Bridge Warrants are collectively referred to herein as the “Warrants,” and the Brainboost Shares, the Consultant’s Shares and the Bridge Financing Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and related combined prospectus, (ii) the Prior Registration Statements and related prospectus, (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, (iv) the Amended and Restated Bylaws of the Company, as currently in effect, (v) a specimen certificate representing the Common Stock and (vi) certain resolutions of the Company’s board of directors relating to the issuance of the Warrants, the Consultant’s Options and the Shares and the filing of the Registration Statement and the Prior Registration Statements with the Commission. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Company’s board of directors authorizing the issuance of the Common Stock and that upon exercise of the Warrants and the Consultant’s Options, the Company will receive the entire amount of the consideration contemplated by the resolutions of the Company’s board of directors authorizing the issuance of the shares of Common Stock issuable upon exercise of the Warrants and the Consultant’s Options. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the federal laws of the United States and the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) the shares of Common Stock issuable upon exercise of the Warrants and the Consultant’s Options have been duly authorized and, when such shares of Common Stock have been issued upon exercise in accordance with the terms of the Warrants or Consultant’s Options, as applicable, and certificates representing such shares of Common Stock in the form of the specimen certificate examined by us have been duly executed and delivered by the Company and countersigned and registered by the Company’s transfer agent and registrar, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP